Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF CERTAIN STATES AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES.

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

ANTE4, INC.

shares of Common Stock	April 16, 2010

ante4, Inc., a Delaware corporation (the “Company”), hereby agrees that, for value received,                                                (the “Holder”) or its assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time on or prior to December 1, 2019 (the “Expiration Date”), up to                                                      (                ) shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at an exercise  price of $0.98 per share.

1.             Exercise of Warrant.

(a)           Vesting.  The Holder shall have no right to exercise this Warrant to purchase the Shares until this Warrant vests as provided herein.  The rights represented by this Warrant shall vest and become exercisable in a single lump sum on the earliest to occur of the following events:

(i)            at the open of business on December 31, 2011;

(ii)           immediately upon the occurrence of any event constituting a Change in Control (as defined below); or

(iii)          immediately in the event Holder’s employment with the Company and Plains Energy Investments, Inc., a Nevada corporation (“Plains Energy”) is terminated for any reason other than “For Cause” (as specified in Section 1(b) below).

Any of the following shall constitute a “Change in Control” for the purposes hereof:

(iv)          The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction; or

(v)           The Company’s shareholders approve a complete liquidation or dissolution of the Company.

(b)          Termination of Warrant “For Cause”. This Warrant shall automatically terminate and the Holder shall forfeit any and all unexercised rights hereunder in the event that the Holder’s employment with the Company and Plains Energy is terminated for any of the following reasons (each of which reasons shall be considered “For Cause”):

(i)            an intentional act of fraud, embezzlement, theft or any other material violation of law;

(ii)           grossly negligent or intentional damage to the Company’s or Plains Energy’s reputation or assets;

(iii)          grossly negligent or intentional disclosure of Confidential Information and Materials set forth in the Holder’s Employment Agreement with the Company and Plains Energy;

(iv)          the willful and continued failure to substantially perform required duties for the Company or Plains Energy (other than as a result of incapacity due to physical or mental illness); or

(v)           a material breach of the Holder’s Employment Agreement with the Company and Plains Energy that is not cured within 14 days of receiving notice from the Company or Plains Energy of such breach.

(c)           Exercise Procedures.  The party exercising this Warrant shall deliver a completed notice of any exercise (in the form attached hereto) to the Company at its principal office at least three business (3) days prior to the intended date of exercise.  Such notice shall be accompanied by the surrender of this Warrant and payment to the Company of the purchase price for the Shares.  Certificates for the Shares so purchased, bearing the restrictive legend shall be delivered to the address requested by the Holder within three (3) business days after the rights represented by this Warrant have been so exercised, and, unless this Warrant has expired, a new warrant representing the number of Shares, if any, with respect to which this Warrant has not been exercised shall also be delivered to the Holder within such time.  No fractional shares shall be issued upon the exercise of this Warrant.

(d)           The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be duly authorized and issued, fully paid and non-assessable shares of Common Stock.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purposes of issue or transfer upon exercise of the rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  The Company may require that such certificate or certificates contain on the face thereof a legend indicating that such shares must be sold under appropriate federal and state laws.

2.             Adjustment of Purchase Price, Reorganization, etc.  In the event the Company shall at any time hereafter subdivide or combine its outstanding shares of Common Stock, or declare a stock dividend, the exercise price and number of Shares into which this Warrant may convert in effect immediately prior to the subdivision, combination or dividend shall be adjusted to maintain the pro rata amounts for this Warrant.  In the event of any capital reorganization or any reclassification of the shares of Common Stock of the Company, or in the case of any consolidation with or merger of the Company into or with another corporation, or the sale of all or a majority of its assets to another corporation effected in such a manner that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Holder of the warrant shall have the right thereafter to receive, upon the exercise hereof, the kind and amount of stock, securities or assets which the Holder would have been entitled to receive if, immediately prior to such reorganization, reclassification, consolidation, merger or sale, the Holder had held the number of Shares which were purchasable upon the exercise of the warrant.  In any such event, an appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder of the warrant, such that the provisions set forth herein (including provisions with respect to adjustments of the exercise price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the warrant.

3.             Right to Call and Redeem.  If (a) the average closing bid price of the Company’s Common Stock on NASDAQ (or other national market, exchange or listing service) is above $2.00 per share (as appropriately adjusted for stock splits, stock dividends, stock combinations or the like) for a period of thirty (30) consecutive trading days, (b) there is an effective registration statement for the resale of Common Stock underlying the Warrants on the date the Warrants are called, and (c) the Holder is not subject to a lockup agreement with the Company on the date the Warrants are called, then the Company shall have the right, at any time upon thirty (30) days’ prior written notice, to call and redeem all or any portion of this Warrant (in any such case, the “Call Right”).  The Company shall exercise the Call Right by delivering written notice to the Holder, indicating the Company’s exercise of the Call Right described herein and the date such redemption shall take place absent a valid exercise of the Warrant (the “Redemption Date”).  Upon the Company’s exercise of the Call Right, the purchase price for such redemption shall equal one-tenth of One Cent ($0.001) per share issuable hereunder and redeemed pursuant to the Call Right.  Notwithstanding the foregoing, the Holder shall be entitled to exercise all or any portion of the Warrant, pursuant to the terms set forth in this Warrant, prior to the Redemption Date.

4.             Transferability.  This Warrant and all rights hereunder are non-transferable without the Company’s the express written consent.

5.             Voting.  This Warrant shall not entitle the Holder hereof through the use of this Warrant to any voting rights or other rights as a shareholder of the Company.

6.             Reservation of Common Stock.  A number of shares of Common Stock sufficient to provide for the exercise of this Warrant upon the basis herein set forth shall at all times be reserved for the exercise thereof.

7.             Relationship to Previous Warrant.  This Warrant is issued in connection with that certain merger transaction by and among the Company, Plains Energy, and Plains Energy Acquisition Corp.  This Warrant supersedes and replaces that certain warrant issued to the Holder by Plains Energy dated January 25, 2010 (the “Original Warrant”), in its entirety, and the Holder hereby waives any and all rights set forth in the Original Warrant and any other warrants issued by Plains Energy.  Holder agrees and acknowledges that the Merger was not a Change in Control for purposes of the vesting of the Original Warrant.

8.             Miscellaneous.  The Company will not by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale, or by any other voluntary act or deed, avoid or seek to avoid the observance or performance of any of the conditions to be observed or performed hereunder by the Company, but will at all times in good faith assist, insofar as it is able, in the carrying out of all provisions hereof and in the taking of all other action which may be necessary in order to protect the rights of the Holder hereof.

The representations, warranties and agreements herein contained shall survive the exercise of this Warrant.  All Shares of Common Stock or other securities issued upon the exercise of the warrant shall be validly issued, fully paid and non-assessable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant has been duly executed by the undersigned, as of the date first set forth above.

ante4, Inc.

By: Steven Lipscomb
Its: President, Chief Executive Officer, and Secretary

SIGNATURE PAGE TO

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF ANTE4, INC.

ISSUED TO

NOTICE OF

WARRANT EXERCISE

(To be signed upon exercise of warrant)

The undersigned, the holder of the foregoing warrant, hereby irrevocably elects to exercise the purchase right represented by such warrant for, and to purchase thereunder                                      shares of common stock of ante4, Inc., to which such warrant relates and herewith makes payment of $                       therefore in cash or by certified check and requests that the certificate for such share be issued in the name of, and be delivered to                                 , whose address is set forth below the signature of the undersigned.

Dated: , 20

(Signature)

(Print Name)

(Address)

Social Security or Tax Identification No.

Accepted this          day of                           , 20      .

ante4, Inc.

By
Its